Exhibit 10.31

KONTOOR BRANDS 401K SAVINGS PLAN
KONTOOR BRANDS, INC. AUTHORIZED OFFICER’S RESOLUTIONS
AMENDMENT NO. 1
WHEREAS, pursuant to Section XV-1 of the Kontoor Brands 401k Savings Plan (the “Plan’’), Kontoor Brands, Inc., a North Carolina corporation (the “Company”), has reserved the right to amend or modify the Plan from time to time, by action of its authorized officer; and
WHEREAS, the Kontoor Brands, Inc. Retirement Plans Committee (the “Committee”) is the plan administrator of the Plan; and
WHEREAS, the Company desires to amend the Plan to (i) change eligibility requirements for the Plan and (ii) change administration of the limits under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended; and
WHEREAS, pursuant to Section XIV-2 of the Plan, the Company has delegated to its Vice President- Chief Human Resources Officer the authority and responsibility to perform, undertake, decide and implement the Company’s “settlor’’ functions and decisions with respect to and under the Plan.
NOW, THEREFORE, BE IT RESOLVED: Section I-14 of the Plan is hereby amended by adding the following sentence to the end thereof:
For purposes of Basic Contributions only, the limit under Section 401(a)(17)(B) of the Code provided in the previous sentence (“Compensation Limit”) shall be determined by multiplying the Compensation Limit for the applicable calendar year by the maximum percentage of Earnings a Participant is permitted to defer under Section IV-1.
FURTHER RESOLVED: The first paragraph of Section II-2 of the Plan is hereby amended in its entirety to read as follows:
An individual who was a Participant in the Plan on December 31, 2019 will, except as otherwise provided in this Section II, continue to be a Participant. Effective January 1, 2020, each other eligible employee of a Participating Employer shall be eligible to become a Participant in the Plan as of the first day of the month following the date the Participant is hired by a Participating Employer.
FURTHER RESOLVED: The foregoing discretionary amendment to the Plan shall be effective on January 1, 2020.
FURTHER RESOLVED: The provisions of the Plan are hereby modified to conform with this Plan Amendment, but in all other respects the provisions of the Plan are to be and shall remain in full force and effect.
FURTHER RESOLVED: The Committee shall be, and hereby is, authorized and directed to take such action as may be necessary or appropriate to carry out and implement this Plan Amendment and these resolutions.
FURTHER RESOLVED: All of the acts of the officers and employees of the Company and the members and representatives of the Committee, whether heretofore or hereafter taken or done, which are in conformity with the purposes and intent of these resolutions shall be, and the same hereby are, in all respects ratified, approved and confirmed.
IN WITNESS WHEREOF, the Company has caused these Authorized Officer’s Resolutions to be executed by its duly authorized officer on December 18, 2019.
KONTOOR BRANDS, INC.

By:    /s/ Scott Shoener
Scott Shoener
Vice President - Chief Human Resources Officer